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                                                                     EXHIBIT 5.1

                          LETTERHEAD LATHAM & WATKINS

                                  June 10, 1998

                                                            File No. 024207-0004

MicroStrategy Incorporated
8000 Towers Crescent Drive
Vienna, VA  22182

          Re: Registration Statement No. 333-49899; 4,600,000 shares of Class A Common Stock, par value $0.001 per share
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Ladies and Gentlemen:


          In connection with the registration of 4,600,000 shares of Class A Common Stock of MicroStrategy Incorporated, a Delaware corporation (the "Company"), par value $0.001 per share under the Securities Act of 1933, as amended (the "Act"), by the Company on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on April 10, 1998 (File No. 333-49899), as amended by Amendment No. 1 filed with the Commission on May 22, 1998, as further amended by Amendment No. 2 filed with the Commission on June 4, 1998, and as further amended by Amendment No. 3 filed with the Commission on June 10, 1998 (as so amended, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. A total of 4,440,000 shares of Class A Common Stock are being offered by the Company (including 600,000 shares subject to an over-allotment option to be granted to the Underwriters (as defined in the Registration Statement)) (the "Company Shares"), and a total of 160,000 shares of Class A Common Stock are being offered by the Selling Stockholders named in the Registration Statement (the "Secondary Shares").

          In our capacity as your counsel in connection with such registration, we are familiar with the actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Company Shares and the Selling Stockholders in


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LATHAM & WATKINS

MicroStrategy Incorporated
June 10, 1998
Page 2

connection with the sale of the Secondary Shares (including the exchange by the Selling Stockholders of 160,000 shares of the Company's Class B Common Stock for an identical number of shares of Class A Common Stock), and for the purposes of this opinion, have assumed such actions will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of original or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

          We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

          Subject to the foregoing, it is our opinion that (i) the Company Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable and (ii) the Secondary Shares have been duly authorized, and, upon issuance thereof in exchange for shares of the Company's Class B Common Stock, will be validly issued, fully paid and nonassessable.

          We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Experts."


                                 Very truly yours,


                                 Latham & Watkins